Exhibit 99.2

                                                                                                For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES EXECUTIVE APPOINTMENTS

DENVER, August 12, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today announces several executive appointments.

Kenneth Knott has been appointed to the position of Vice President – Business Development and Land.  He has also been appointed as Assistant Secretary.  Mr. Knott has been an employee of St. Mary since 2000 and most recently held the position of Land Manager for the Gulf Coast region.  He will be responsible for St. Mary’s land administration and business development activities.  Mr. Knott will be based in the Company’s Houston office.

John Monark has recently been appointed to the position of Vice President – Human Resources.  In addition he will have responsibility for corporate administration, media and community relations, and office leasing functions. Mr. Monark joined St. Mary in May 2008.  He has over 20 years of human resources experience, including positions with Johns Manville, CH2M HILL, and most recently Shea Homes.

David J. Whitcomb has been appointed as Vice President – Marketing.  Mr. Whitcomb joined St. Mary in 1994 and previously served as Assistant Vice President – Director of Marketing for St. Mary.  He will be responsible for the Company’s marketing efforts for produced oil, natural gas, and natural gas liquids.

Dennis Zubieta has been appointed to the position of Vice President – Engineering and Evaluation.  Mr. Zubieta has been an employee of St. Mary since 2000 and most recently served as Manager – Reservoir Engineering for the Company.  He will oversee and manage the reservoir engineering function for St. Mary as well as provide evaluation support for potential acquisitions and new ventures.

Milam Randolph Pharo has been appointed General Counsel and Senior Vice President.  He previously held the positions of Vice President – Land and Legal and Assistant Secretary at the Company.  He has been an employee of St. Mary since 1996 and served as outside legal counsel for the Company prior to becoming an employee.  Mr. Pharo guides and directs the efforts of both in-house and outside counsel providing legal support and services for St. Mary.

Messrs. Whitcomb, Zubieta, Monark, and Pharo will be based out of St. Mary’s corporate headquarters in Denver, Colorado.

Tony Best, President and CEO, commented, “I want to congratulate these gentlemen on their appointments.  As St. Mary continues to grow, it is important to have strong executives leading the various functional areas of our business.  I am very pleased to have them as key contributors to our executive team.

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